VANGUARD NATURAL RESOURCES, INC.

NOTICE OF 2018 MEETING OF STOCKHOLDERS

Dear Stockholder:

The Annual Meeting of Stockholders of Vanguard Natural Resources, Inc., a Delaware corporation (the "***Company***"), will be held on August 6, 2018, at 1:00 p.m., central time, at the Company's offices, located at 5847 San Felipe, Suite 3000, Houston Texas 77057.

The following business will be transacted at the meeting:

1. The election of seven (7) directors; and

2. Any other business that properly comes before the meeting or any adjournment thereof.

The Board of Directors of the Company (the "***Board***") has fixed the close of business on July 6, 2018, as the record date for the determination of the holders of our common stock entitled to notice of, and to vote at the Annual Meeting. Only holders of record of the Company's common stock at the close of business on July 6, 2018, will be entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement.

Each of the seven (7) nominees for director will be elected by a plurality of the votes cast with respect to that nominee. Any other proposals to be considered at the Annual Meeting will be determined by a majority of the votes cast affirmatively or negatively, on such proposal.

The Board recommends that:

- Randall M. Albert
- Michael V. Alexander;
- Joseph M. Citarrella;
- W. Greg Dunlevy;
- Joseph Hurliman, Jr.;
- Graham A. Morris; and
- R. Scott Sloan,

each of whom currently serves as a member of the Board, be reelected as directors. For additional information regarding directors, officers, and corporate governance, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Your vote is very important. Whether or not you plan to attend the annual meeting and regardless of the number of shares of the Company's common stock that you own, you are encouraged to submit your proxy or voting instructions as soon as possible so that your shares of the Company's common stock can be voted at the annual meeting. You may vote your shares over the Internet or via a toll-free telephone number. If you received a paper copy of a proxy or voting instruction card by mail, you may submit your proxy or voting instruction card for the Annual Meeting by completing, signing, dating and returning your proxy or voting instruction card in the preaddressed envelope provided. Stockholders of record and beneficial owners in attendance will be able to vote their shares at the Annual Meeting. Submitting a vote before the Annual Meeting will not preclude you from voting your shares at the meeting should you decide to attend.

For specific instructions on voting, please refer to the enclosed instructions.

By Order of the Board of Directors,

Jonathan Curth, Secretary
July 11, 2018